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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-4 and to the incorporation by reference therein of our reports dated February 27, 2007, with respect to the consolidated financial statements of Forest Oil Corporation, Forest Oil Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Denver, Colorado
November 1, 2007

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Consent of Independent Registered Public Accounting Firm